Exhibit 99.1

Hecla Reports Third Quarter 2021 Results

Continued free cash flow generation as Casa Berardi achieves record quarterly throughput

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--November 4, 2021--Hecla Mining Company (NYSE:HL) today announced third quarter 2021 financial and operating results.

HIGHLIGHTS*

  Sales of $193.6 million, consistent with the prior year quarter.
  Generated $42.7 million of cash provided by operating activities with $26.9 million of additions to properties, plant, equipment and mineral interests, resulting in $15.8 million of quarterly free cash flow reflecting increased exploration spend.1
  Record quarterly exploration spend of $13.7 million.
  Casa Berardi achieved record quarterly throughput of nearly 400,000 tons as the mill improvements delivered 13% higher gold production.
  Testing at the Lucky Friday of a new drill and blast mining method called Underhand Closed Bench (UCB) is showing good performance in controlling seismicity and improving safety with the potential to increase productivity.
  Strong balance sheet with $190.9 million in cash and over $420 million of available liquidity.
  Purchased carbon credits and anticipate offsetting scope 1 and scope 2 emissions to have net zero emissions in 2021.

"Hecla’s results reflect our commitment to improve and innovate our operations while delivering free cash flow,” said Phillips S. Baker Jr., President & CEO. “Casa Berardi achieved record quarterly throughput as our optimization programs in the mill increase recovery and ounce production. At the Lucky Friday, we continue to test our new drill and blast mining method, called Underhand Closed Bench, that allows improved management of seismicity which should increase safety and could possibly increase throughput. Greens Creek continued to lead the way because of its very low costs and despite staff shortages forcing a change in mine sequencing."

Baker continued, "This operational performance allowed us to enhance our silver-linked dividend for the second time this year and return about 20% of our free cash flow to shareholders, while having our largest exploration program in the company's history. In addition, while Hecla already has one of the industry’s lowest carbon footprints, we have taken the next step by investing in carbon credits that allows us to be net zero for our 2021 scope 1 and scope 2 emissions. We will continue our focus on reducing emissions as well as investing in credits in the future."

* All comparisons to the third quarter of 2020, unless stated

FINANCIAL OVERVIEW

	Third Quarter Ended		Nine Months Ended
HIGHLIGHTS	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
FINANCIAL DATA
Sales (000)	$193,560	$199,703	$622,395	$502,983
Gross profit (000)	$35,228	$58,688	$164,560	$110,188
(Loss) income applicable to common shareholders (000)	($1,117)	$15,142	$22,806	($12,976)
Basic and diluted (loss) income per common share (in cents)	(0.2)	2.9	4.3	(2.5)
Cash provided by operating activities	$42,742	$73,439	$166,782	$115,892

Net loss applicable to common shareholders for the third quarter was $1.1 million, or 0.2 cent per share, compared to net income of $15.1 million, or 2.9 cents per share, for the same period in 2020. The lower third quarter results compared to the previous year were mainly due to the following items:

  Lower gross profit due to lower realized silver and gold prices and Greens Creek’s lower grades based on mine sequencing impacted by staff shortages.
  Exploration and pre-development expense increased by $12.9 million due to increased exploration at Midas, San Sebastian, Greens Creek, Casa Berardi and Kinskuch, and for drift development to the Hatter Graben area in Nevada.
  An unrealized loss on investments in other mining companies of $2.9 million compared to a gain of $4.0 million.
  $6.5 million payment in the third quarter of 2021 to settle a lawsuit related to a 1989 agreement for indemnification of certain environmental costs.
  Suspension costs increased by $5.4 million due to placement of the Fire Creek mine and Midas mill on care-and-maintenance during the second quarter of 2021.

These items were partially offset by:

  Gain on base metal derivatives contracts of $12.1 million compared to a loss of $6.7 million in the prior year period.
  Gross profit at Lucky Friday increased by $6.9 million as a result of the return to full production beginning in the fourth quarter of 2020.
  Foreign exchange gain of $4.0 million versus a loss of $2.2 million in the prior year.

Capital expenditures totaled $26.9 million for the third quarter 2021 compared to $23.7 million in the third quarter of 2020, with the increase due to the reduced utilization of lease financing for equipment purchases and higher expenditures at Lucky Friday. Capital expenditures at the operations were $12.4 million at Casa Berardi, $6.2 million at Greens Creek and $7.5 million at Lucky Friday.

Metals Prices

The average realized silver price in the third quarter was $23.97 per ounce, 5% lower than the $25.32 in the third quarter of 2020. The average realized gold price was lower by 7%, at $1,792 per ounce. Average realized lead and zinc price increased 19% and 30%, respectively.

		Three Months Ended September 30,		Nine Months Ended September 30,
		2021	2020	2021	2020
Silver –	London PM Fix ($/ounce)	$24.36	$24.40	$25.78	$19.22
	Realized price per ounce	$23.97	$25.32	$25.75	$19.72
Gold –	London PM Fix ($/ounce)	$1,789	$1,911	$1,801	$1,735
	Realized price per ounce	$1,792	$1,929	$1,794	$1,745
Lead –	LME Final Cash Buyer ($/pound)	$1.06	$0.85	$0.98	$0.81
	Realized price per pound	$1.02	$0.86	$1.00	$0.81
Zinc –	LME Final Cash Buyer ($/pound)	$1.36	$1.06	$1.31	$0.97
	Realized price per pound	$1.35	$1.04	$1.34	$0.94

∗ Realized prices are calculated by dividing gross revenues for each metal (which include the price adjustments and gains and losses on the forward contracts discussed below) by the payable quantities of each metal included in products sold during the period.

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts, other than provisional hedges (which address changes in prices between shipment and settlement with customers), at September 30, 2021.

	Pounds Under Contract (in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on forecasted sales
2021 settlements	7,771	6,779	$1.26	$0.94
2022 settlements	60,043	63,769	$1.28	$0.98
2023 settlements	76,280	70,327	$1.29	$1.00
2024 settlements	43,762	—	$1.31	—

The contracts represent about 49% of the forecasted payable zinc production through 2024 at an average price of $1.29 per pound, and 40% of the forecasted payable lead production through 2023 at an average price of $0.99 per pound.

Foreign Currency Forward Purchase Contracts

The following table summarizes the Canadian dollars the Company has committed to purchase under foreign exchange forward contracts at September 30, 2021, which is roughly 72% of forecasted Canadian dollar direct production costs for the remainder of 2021, 48% for 2022, 37% for 2023, 18% for 2024 and 5% for 2025:

	Currency Under Contract (in thousands of CAD)	Average Exchange Rate CAD/USD
2021 settlements	29,450	$1.33
2022 settlements	94,524	$1.31
2023 settlements	75,165	$1.31
2024 settlements	37,496	$1.31
2025 settlements	9,000	$1.28

OPERATIONS OVERVIEW

Overview

The following table provides the production summary on a consolidated basis for the third quarter and nine months ended September 30, 2021 and 2020:

		Third Quarter Ended		Nine Months Ended
		September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
PRODUCTION SUMMARY
Silver -	Ounces produced	2,676,084	3,541,371	9,660,313	10,190,621
	Payable ounces sold	2,581,690	3,147,048	9,027,180	9,077,966
Gold -	Ounces produced	42,207	41,174	153,350	159,948
	Payable ounces sold	53,000	51,049	157,454	159,550
Lead -	Tons produced	9,904	9,750	32,148	24,620
	Payable tons sold	8,835	7,792	28,166	19,948
Zinc -	Tons produced	15,546	17,997	48,864	48,699
	Payable tons sold	11,174	12,892	33,344	34,717

The following tables provide a summary of the (i) final production; (ii) cost of sales and other direct production costs and depreciation, depletion and amortization ("cost of sales"); (iii) cash cost, after by-product credits, per silver or gold ounce2; and (iv) all-in sustaining costs ("AISC"), after by-product credits, per silver or gold ounce3 for the third quarter and nine months ended September 30, 2021, with comparisons to the prior year periods:

Third Quarter Ended			Greens Creek		Lucky Friday	Casa Berardi		Nevada Ops
September 30, 2021	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold	Silver
Production (ounces)	2,676,084	42,207	1,837,270	9,734	831,532	29,722	7,012	2,751	270
Increase/(decrease)	(865,287)	1,033	(797,166)	(3,104)	195,143	3,317	3,157	2,751	270
Cost of sales(000)	$78,784	$79,549	$55,193	—	$23,591	$58,164	—	$21,384	—
Increase/(decrease)	$3,219	$11,851	$7,088	—	$2,091	$6,591	—	$7,507	—
Cash costs per silver or gold ounce [2]	$2.49	$1,163	$0.74	—	$6.36	$1,175	—	—	—
Increase/(decrease)	$(0.92)	$(235)	$(2.26)	—	—	$(223)	—	—	—
AISC per silver or gold ounce [3]	$12.82	$1,450	$5.94	—	$16.79	$1,476	—	—	—
Increase/(decrease)	$2.30	$(404)	$(0.64)	—	—	$(378)	—	—	—

Nine Months Ended			Greens Creek		Lucky Friday	Casa Berardi		Nevada Ops
September 30, 2021	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold	Silver
Production (ounces)	9,660,313	153,350	6,980,587	35,859	2,608,727	97,245	25,604	20,246	45,395
Increase/(decrease)	(530,308)	(6,598)	(1,183,475)	(2,356)	1,407,053	13,332	10,320	(11,510)	7,952
Cost of sales (000)	$238,243	$219,592	$163,861	—	$74,287	$172,760	—	$46,832	—
Increase/(decrease)	$30,689	$27,516	$10,365	—	$38,500	$31,867	—	$2,484	—
Cash costs per silver or gold ounce [2]	$1.26	$1,127	$(1.03)	—	$7.37	$1,127	—	$1,124	—
Increase/(decrease)	$(3.32)	$73	$(5.48)	—	—	$(54)	—	$408	—
AISC per silver or gold ounce [3]	$8.88	$1,349	$2.40	—	$15.00	$1,387	—	$1,167	—
Increase/(decrease)	$(1.21)	$50	$(4.63)	—	—	$(106)	—	$380	—

Greens Creek Mine - Alaska

The Greens Creek Mine produced 1.8 million ounces of silver and 9,734 ounces of gold with the mill operating at an average of 2,295 tons per day (tpd). The decrease in silver production compared to the third quarter of 2020 was due to lower grades resulting from mine sequencing which was primarily driven by manpower scheduling issues as a result of COVID-19 and increased competition for labor. With limited personnel, production came partially from more easily accessible but lower grade areas. In the future, we anticipate adequate staffing which will allow mining higher-grade material, that is in deeper parts of the mine. Compared to 2020, cost of sales decreased by $7.1 million, due to lower production costs, driven partially by lower COVID-19 related costs. The per ounce silver cash cost and AISC decreased by $2.26 and $5.48, respectively, due to lower production costs as well as higher by-products credits resulting from higher by-product prices and lower treatment costs from favorable changes in smelter terms.2,3

The Company's estimated 2021 silver production is lowered to 9.2 - 9.5 million ounces to reflect lower production from the third quarter. Gold production guidance of 43 - 45 thousand ounces is unchanged. Estimated cost of sales for 2021 are maintained at $222 million and cash cost and AISC, each per silver ounce is also unchanged at ($1.00)-$1.00 and $3.25-$4.00, respectively.2,3

Casa Berardi Mine - Quebec

At the Casa Berardi Mine, 29,722 ounces of gold were produced compared to 26,405 ounces in the third quarter of 2020 due to higher mill throughput, partially offset by lower grades. The mill operated at an average of 4,328 tpd, which was 38% higher than the prior year period and achieved record quarterly throughput of 398,143 tons milled as the mill optimization continues to deliver results. Mill recoveries have continued to increase due to improvements in the grinding, gravity and CIL circuits. The increase in cost of sales was due to higher throughput, mill contractor maintenance costs, and underground maintenance costs resulting from repairs and replacements of major components for the production fleet. The decrease in cash cost and AISC per gold ounce for the third quarter of 2021 compared to 2020 was the result of the higher gold production, partially offset by higher production costs, with AISC also impacted by lower sustaining capital, partially offset by higher exploration spending.

In the 160 pit, 1.0 million tons of overburden and waste rock was removed during the quarter. Mining and processing of 160 pit ore is expected to commence during Q4 2021.

The Company is increasing 2021 gold production guidance to 130 - 135 thousand ounces. The estimate for 2021 cost of sales is increased to $230 million. Estimated cash cost per gold ounce is unchanged at $1,000-$1,125 per gold ounce as 72% of the direct production costs are hedged at an average USD/CAD exchange rate of 1.33.2 All-in sustaining cost guidance is increased to $1,350-$1,400 to reflect in the increased sustaining capital spend which is currently unhedged under the Company's foreign exchange hedging program.3

Lucky Friday Mine - Idaho

At the Lucky Friday Mine, 0.8 million ounces of silver were produced in the quarter, an increase of 31% compared to the third quarter of 2020, with the mine at full production. The mill operated at an average of 850 tpd. A new mining method, with a patent pending, called the Underhand Closed Bench (UCB), has been in testing for the past year with the third quarter mining 87% of tons with the method. The benefit of the method is better management of seismicity, increasing safety and potentially increasing production. With the success of this new drill and blast mining method, the Remote Vein Miner (RVM), a continuous rock cutting machine, will be tested at another property. Additionally during the quarter, the land needed for Lucky Friday’s planned tailings facilities was acquired.

Cost of sales for the second quarter was $23.6 million, and the cash cost per silver ounce was $6.36. AISC was $16.79 per silver ounce.2,3

The Company's estimated 2021 silver production of 3.4 - 3.8 million ounces is unchanged. Estimated 2021 cost of sales are $103 million and cash cost and AISC, each per silver ounce, are unchanged at $7.60-$8.50 and $14.25-$16.25, respectively.2,3

Nevada Operations

At the Nevada operations, 2,751 ounces of gold were produced from approximately 12,000 tons of previously stockpiled refractory material processed at a third-party autoclave facility. Total cost of sales for the third quarter was $21.4 million. Cash cost and AISC per gold ounce were $1,038 and $1,167, respectively, in the third quarter of 2021.2,3 The increase over the prior year period was primarily due to costs associated with the previously stockpiled material processed in the current period.

We anticipate production and sales from the remaining approximately 2,200 tons of previously stockpiled refractory material processed at the third-party autoclave facility will be recognized in the fourth quarter of 2021.

Hollister’s exploration drift to access the Hatter Graben is ongoing and drilling began in the fourth quarter while we continue surface drilling at Midas.

EXPLORATION

In the third quarter exploration expenditures were $13.7 million, an increase of $10.3 million compared to the third quarter of 2020, primarily due to increasing exploration activity at Midas, Greens Creek, Casa Berardi, San Sebastian, Heva-Hosco and Kinskuch since there were fewer limitations due to COVID. This is the largest quarterly exploration expense in the company’s history and about 50% more than the second quarter. For more details on Hecla’s exploration activities please see the Exploration Update provided on September 14th.

PRE-DEVELOPMENT

Pre-development spending was $3.4 million for the quarter, compared to $0.8 million for the third quarter of 2020. The increase is principally due to development of the decline at Hollister to allow drilling of the Hatter Graben to begin in the fourth quarter.

With the Federal District Court's ruling setting aside the federal agencies’ Record of Decision and related Biological Opinion for the Rock Creek project, Hecla will provide the next steps for both Rock Creek and Montanore by early 2022.

DIVIDENDS

Common

On September 8th, 2021, the Board of Directors added 1 cent per share for the annual silver-linked dividend component and approved a reduction in the minimum realized silver price threshold to $20 from $25 per ounce. On November 3, 2021, the Board of Directors declared a quarterly cash dividend of 0.625 cent per share of common stock, consisting of 0.375 cent per share for the minimum dividend component and 0.75 cent per share for the silver-linked component of our dividend policy. The common dividend is payable on or about December 3, 2021, to shareholders of record on November 19, 2021. The realized silver price was $23.97 in the third quarter satisfying the criteria for the silver-linked dividend component of the Company's dividend policy.

Preferred

The Board of Directors declared a quarterly cash dividend of 87.5 cent per share on the outstanding shares of Series B Cumulative Convertible Preferred Stock, payable on or about January 3, 2021, to shareholders of record on December 15, 2021.

2021 ESTIMATES4

The Company has updated its guidance for annual production and cost as follows:

2021 Production Outlook

	Silver Production (Moz)		Gold Production (Koz)
	Previous	Current	Previous	Current
Greens Creek *	9.5-10.2	9.2-9.5	43-45	43-45
Lucky Friday *	3.4-3.8	3.4-3.8	N/A	N/A
Casa Berardi	N/A	N/A	128-132	130-135
Nevada Operations	N/A	N/A	20-21	20-21
Total[4]	12.9-14.0	12.6-13.3	191-198	193-201

Silver equivalent production for 2021 is estimated at 42.0 – 43.5 million ounces while gold equivalent production is expected to be 469 – 485 thousand ounces.
* Equivalent ounces include Lead and Zinc production

2021 Cost Outlook

	Cost of Sales (millions)		Cash cost, after by-product credits, per silver/gold ounce[2]		AISC, after by-product credits, per produced silver/gold ounce[3]
	Previous	Current	Previous	Current	Previous	Current
Greens Creek	$222	$222	($1.00)-$1.00	($1.00)-$1.00	$3.25-$4.00	$3.25-$4.00
Lucky Friday	$103	$103	$7.50-$8.50	$7.50-$8.50	$14.25-$16.25	$14.25-$16.25
Total Silver	$325	$325	$1.00-$2.00	$1.00-$2.00	$9.00-$11.00	$9.00-$11.00
Casa Berardi	$220	$230	$1,000-$1,125	$1,000-$1,125	$1,200-$1,325	$1,350-$1,400
Nevada Operations	$43	$43	$1,300-$1,425	$1,300-$1,425	$1,385-$1,525	$1,385-$1,525
Total Gold	$263	$273	$1,050-$1,200	$1,050-$1,200	$1,250-$1,350	$1,300-$1,375

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Thursday, November 4, at 10:00 a.m. Eastern Time to discuss these results. We recommend that you dial in at least 10 minutes before the call is due to commence. You may join the conference call by dialing toll-free 1-833-350-1380 or for international dialing 1-647-689-6934. The Participant Code is 5460648 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors.

One-on-One Calls

Hecla will be holding a Virtual Investor Event on Thursday, November 4, 2021, from 11:30 a.m. to 1:30 p.m. ET.

Hecla invites shareholders, investors, and other interested parties to schedule a personal, 30-minute virtual meeting (video or telephone) with a member of senior management to discuss ESG, exploration, operations, or general matters. Click on the link below to schedule a call (or copy and paste the link into your web browser). You can select a topic once you have entered the meeting calendar. If you are unable to book a time, either due to high demand or for other reasons, please reach out to Russell Lawlar, Sr. Vice President – CFO and Treasurer at rlawlar@hecla-mining.com or 208-769-4130.

One-on-One meeting URL: https://calendly.com/2021-november-vie

NYSE CELEBRATORY EVENT

Hecla is celebrating 130 years and will ring the NYSE closing bell on November 16th, 2021. Hecla will be holding a celebratory event at the NYSE and invites shareholders, investors and other interested parties to the event. If you would like to attend, please contact Cheryl Turner at cturner@hecla-mining.com or 208-209-1261 by November 5th, 2021.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the United States (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(1) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment.

(2) Cash cost, after by-product credits, per silver or gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a silver and gold mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other silver mining companies, and aggregating Casa Berardi and the Nevada operations, to compare its performance with other gold mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Cash cost, after by-product credits, per silver ounce is not presented for Lucky Friday for the third quarters and first nine-month periods of 2020 and 2019, as production was limited due to the strike and subsequent ramp-up and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

(3) All-in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mine sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help in the understanding of the economics of our operations and performance compared to other producers and in the investor's visibility by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Other

(4) Calculations for 2021 include silver, gold, lead and zinc production from Greens Creek, San Sebastian, Casa Berardi, and Nevada Operations converted using actual Au $1,525/oz, Ag $17/oz, Zn $1.00/lb, and Pb $0.85/lb.

Numbers may be rounded.

Cautionary Statements to Investors on Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. When a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition and often contain words such as “anticipate,” “intend,” “plan,” “will,” “could,” “would,” “estimate,” “should,” “expect,” “believe,” “project,” “target,” “indicative,” “preliminary,” “potential” and similar expressions. Forward-looking statements in this news release may include, without limitation: (i) new mining method being tested at Lucky Friday will continue to successfully control seismicity, improve safety and potentially increase productivity; (ii) Greens Creek’s ability to achieve adequate staffing levels in order to mine higher-grade material, which is in deeper parts of the mine; (iii) Greens Creek's estimated 2021 silver production, gold production, cost of sales, cash cost and AISC; (iv) Casa Berardi's estimated 2021 gold production, cost of sales, cash cost and AISC; (v) Ore from the 160 pit at Casa Berardi is expected to start being mined and processed in Q4 2021; (vi) expectation that production and sales from the remaining approximately 2,200 tons of previously stockpiled refractory material from the Nevada operations processed at the third-party autoclave facility will be recognized in the fourth quarter of 2021; (vii) Lucky Friday's estimated 2021 silver production, cost of sales, cash cost and AISC; and (viii) Company-wide estimates of future production, sales, costs of sales, cash cost, after by-product credits, AISC, after by-product credits, as well as estimated spending on capital, exploration and pre-development for 2021. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD and USD/MXN, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (ix) counterparties performing their obligations under hedging instruments and put option contracts; (x) sufficient workforce is available and trained to perform assigned tasks; (xi) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xii) relations with interested parties, including Native Americans, remain productive; (xiii) economic terms can be reached with third-party mill operators who have capacity to process our ore; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances, (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto.

In addition, material risks that could cause actual results to differ from forward-looking statements include, but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; (vi) conflict resolution and outcome of projects or oppositions; (vii) litigation, political, regulatory, labor and environmental risks; (viii) exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration; (ix) the failure of counterparties to perform their obligations under hedging instruments; (x) we take a material impairment charge on our Nevada operations; (xi) we are unable to remain in compliance with all terms of the credit agreement in order to maintain continued access to the revolver, and (xii) we are unable to refinance the maturing senior notes. For a more detailed discussion of such risks and other factors, see the Company’s 2020 Form 10-K, filed on February 18, 2021, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly, revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this presentation, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

HECLA MINING COMPANY Condensed Consolidated Statements of Operations (dollars and shares in thousands, except per share amounts - unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Sales of products	$193,560	$199,703	$622,395	$502,983
Cost of sales and other direct production costs	112,542	103,025	318,917	280,303
Depreciation, depletion and amortization	45,790	37,990	138,918	112,492
	158,332	141,015	457,835	392,795
Gross profit	35,228	58,688	164,560	110,188

Other operating expenses:
General and administrative	8,874	11,713	27,985	27,631
Exploration	13,675	3,407	27,993	7,899
Pre-development	3,433	759	7,046	1,857
Other operating expense	3,344	3,499	10,626	5,864
Provision or closed operations and environmental matters	7,564	1,254	12,297	2,807
Ramp-up and suspension costs	6,910	1,541	17,014	24,109
Foundation grant	—	—	—	1,970
	43,800	22,173	102,961	72,137
(Loss) income from operations	(8,572)	36,515	61,599	38,051
Other income (expense):
Gain on exchange of investments	—	—	1,158	—
Unrealized (loss) gain on investments	(2,861)	3,979	(7,117)	9,410
Gain (loss) on derivative contracts	12,148	(6,666)	(4,692)	(12,775)
Net foreign exchange gain (loss)	3,995	(2,196)	24	1,235
Other expense	247	(392)	(192)	(2,141)
Interest expense	(10,469)	(10,779)	(31,484)	(38,919)
	3,060	(16,054)	(42,303)	(52,600)
(Loss) income before income and mining taxes	(5,512)	20,461	19,296	(14,549)
Income and mining tax benefit (provision)	4,533	(5,151)	3,924	(7,423)
Net (loss) income	(979)	15,280	23,220	(21,972)
Preferred stock dividends	(138)	(138)	(414)	(414)
(Loss) income applicable to common shareholders	$(1,117)	$15,142	$22,806	$(22,386)
Basic (loss) income per common share after preferred dividends (in cents)	(0.2)	2.9	4.3	(2.5)
Diluted (loss) income per common share after preferred dividends	(0.2)	2.8	4.2	(2.5)
Weighted average number of common shares outstanding - basic	536,966	529,838	535,542	526,098
Weighted average number of common shares outstanding - diluted	536,966	535,788	541,769	526,098

HECLA MINING COMPANY Condensed Consolidated Statements of Cash Flows (dollars in thousands - unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
OPERATING ACTIVITIES
Net (loss) income	$(979)	$15,280	$23,220	$(12,562)
Non-cash elements included in net (loss) income:
Depreciation, depletion and amortization	46,939	40,478	139,800	120,076
Gain on exchange of investments	—	—	(1,158)	—
Unrealized loss (gain) on investments	2,861	(3,979)	7,117	(9,410)
Write-down to stockpile inventory	93	—	6,524	—
Provision for reclamation and closure costs	1,638	1,545	7,821	4,638
Stock compensation	1,472	2,801	4,774	5,229
Deferred income taxes	(10,141)	(6290)	(17,886)	(4,578)
Amortization of loan origination fees and loss on extinguishment of debt	488	442	1,406	3,066
(Gain) loss on derivative contracts	(16,053)	(6,705)	(13,937)	4,483
Foreign exchange (gain) loss	(3,842)	915	615	(2,810)
Foundation grant	—	—	—	1,970
Other non-cash items, net	—	—	—	—
Change in assets and liabilities:
Accounts receivable	5,634	2,309	(3,798)	(3,741)
Inventories	16,653	(8,510)	22,372	(13,090)
Other current and non-current assets	(2,475)	7,672	1,650	6,748
Accounts payable and accrued liabilities	(8,200)	13,653	(14,689)	(1,762)
Accrued payroll and related benefits	3,522	5,899	(1,829)	11,317
Accrued taxes	3,729	(636)	2,730	3,276
Accrued reclamation and closure costs and other non-current liabilities	1,793	2,918	2,489	2,483
Cash provided by operating activities	42,742	73,439	166,982	115,892

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(26,899)	(23,693)	(80,210)	(54,382)
Proceeds from disposition of properties, plants and equipment	431	105	562	305
Purchase of carbon credits	(200)	—	(200)	—
Purchases of investments	—	(1,024)	—	(1,661)
Net cash used in investing activities	(24,857)	(24,612)	(78,037)	(55,738)

FINANCING ACTIVITIES
Acquisition of treasury shares	—	—	(4,525)	(2,745)
Dividends paid to common shareholders	(6,040)	(1,329)	(16,755)	(3,951)
Dividends paid to preferred shareholders	(138)	(138)	(414)	(414)
Credit facility fees paid	(26)	(736)	(108)	(1,287)
Borrowings on debt	—	27,607	—	707,107
Repayments of debt	—	(50,000)	—	(716,500)
Payments on finance leases	(1,828)	(1,406)	(5,598)	(4,246)
Net cash used in financing activities	(8,032)	(26,002)	(27,400)	(22,036)
Effect of exchange rates on cash	(443)	(79)	(471)	(1,873)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	9,410	22,746	61,074	36,245
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	182,547	76,976	130,883	63,477
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$191,957	$99,722	$191,957	$99,722

HECLA MINING COMPANY Condensed Consolidated Balance Sheets (dollars and share in thousands - unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$190,904	$129,830
Accounts receivable:
Trade	32,821	27,864
Taxes
Other, net	10,152	11,329
Inventories	58,439	96,175
Derivative assets	5,220	3,470
Other current assets	12,744	15,644
Total current assets	310,280	284,312
Investments	8,030	15,148
Restricted cash	1,053	1,053
Properties, plants, equipment and mineral interests, net	2,331,018	2,378,074
Operating lease right-of-use assets	8,201	10,628
Deferred income taxes	5,576	2,912
Derivative assets	6,748	4,558
Other non-current assets	3,511	3,525
Total assets	$2,674,417	$2,700,210

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$62,571	$68,516
Accrued payroll and related benefits	26,493	31,807
Accrued taxes	8,557	5,774
Finance leases	5,637	6,491
Operating leases	2,385	3,008
Other current liabilities	103	138
Accrued reclamation and closure costs	11,036	5,582
Accrued interest	5,221	14,157
Derivatives liabilities	4,179	11,737
Total current liabilities	126,182	147,210
Finance leases	8,540	9,274
Operating leases	5,820	7,634
Accrued reclamation and closure costs	108,670	110,466
Long-term debt	507,712	507,242
Deferred tax liability	142,750	156,091
Pension liability	26,229	44,144
Derivatives liabilities	752	18
Other non-current liabilities	4,787	4,346
Total liabilities	931,442	986,425

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	136,350	134,629
Capital surplus	2,032,334	2,003,576
Accumulated deficit	(362,023)	(368,074)
Accumulated other comprehensive loss	(35,704)	(32,889)
Treasury stock	(28,021)	(23,496)
Total shareholders’ equity	1,742,975	1,713,785
Total liabilities and shareholders’ equity	$2,674,417	$2,700,210
Common shares outstanding	537,977	531,666

HECLA MINING COMPANY Production Data

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
GREENS CREEK UNIT
Tons of ore milled	211,142	215,237	620,153	629,316
Total production cost per ton
Ore grade milled - Silver (oz./ton)	11.14	15.04	13.84	15.79
Ore grade milled - Gold (oz./ton)	0.068	0.084	0.079	0.084
Ore grade milled - Lead (%)	2.68%	3.26%	2.96%	3.22%
Ore grade milled - Zinc (%)	7.05%	8.17%	7.41%	7.76%
Silver produced (oz.)	1,837,270	2,634,436	6,980,587	8,164,062
Gold produced (oz.)	9,734	12,838	35,859	38,215
Lead produced (tons)	4,591	5,909	15,142	16,996
Zinc produced (tons)	13,227	16,187	41,191	44,858
Cash cost, after by-product credits, per silver ounce (1)	$0.74	$3.00	$(1.03)	$4.45
AISC, after by-product credits, per silver ounce (1)	$5.94	$6.58	$2.40	$7.03
Capital additions (in thousands)	$6,228	$8,265	$17,459	$18,276
LUCKY FRIDAY UNIT
Tons of ore milled	78,227	55,050	241,740	109,951
Total production cost per ton
Ore grade milled - Silver (oz./ton)	11.21	12.10	11.34	11.43
Ore grade milled - Lead (%)	7.22%	7.35%	7.43%	7.33%
Ore grade milled - Zinc (%)	3.3%	3.76%	3.48%	3.89%
Silver produced (oz.)	831,532	636,389	2,608,727	1,201,674
Lead produced (tons)	5,313	3,841	17,006	7,624
Zinc produced (tons)	2,319	1,810	7,673	3,841
Cash cost, after by-product credits, per silver ounce (1)	$6.36	$—	$7.37	$—
AISC, after by-product credits, per silver ounce (1)	$16.79	—	$15.00	—
Capital additions (in thousands)	$7,534	$5,547	$19,177	$14,603
CASA BERARDI UNIT
Tons of ore milled - underground	157,734	157,734	472,936	472,936
Tons of ore milled - surface pit	130,948	130,948	427,784	427,784
Tons of ore milled - total	398,143	288,682	1,141,229	900,720
Surface tons mined - ore and waste	1,410,505	1,410,505	4,065,596	4,065,596
Total production cost per ton
Ore grade milled - Gold (oz./ton) - underground	0.124	0.124	0.132	0.132
Ore grade milled - Gold (oz./ton) - surface pit	0.052	0.052	0.051	0.051
Ore grade milled - Gold (oz./ton) - combined	0.087	0.114	0.102	0.114
Ore grade milled - Silver (oz./ton)	0.02	0.02	0.02	0.02
Gold produced (oz.) - underground	19,605	19,605	62,260	62,260
Gold produced (oz.) - surface pit	6,800	6,800	21,652	21,652
Gold produced (oz.) - total	29,722	26,405	97,245	83,913
Cash cost, after by-product credits, per gold ounce (1)	$1,175	$1,398	$1,127	$1,181
AISC, after by-product credits, per gold ounce (1)	$1,476	$1,855	$1,387	$1,493
Capital additions (in thousands)	$12,377	$11,629	$38,377	$24,413
SAN SEBASTIAN
Tons of ore milled	—	47,093	—	104,216
Total production cost per ton
Ore grade milled - Silver (oz./ton)	—	6.27	—	8.11
Ore grade milled - Gold (oz./ton)	—	0.052	—	0.07
Silver produced (oz.)	—	266,691	—	772,158
Gold produced (oz.)	—	1,931	—	6,064
Cash cost, after by-product credits, per silver ounce (1)	—	$7.53	—	$5.93
AISC, after by-product credits, per silver ounce (1)	—	$8.87	—	$6.76
Capital additions (in thousands)	$3	$233	$10	$537
Nevada Operations
Tons of ore milled	11,953	—	67,359	27,984
Total production cost per ton
Ore grade milled - Gold (oz./ton)	0.234	—	0.324	1.232
Ore grade milled - Silver (oz./ton)
Gold produced (oz.)	2,751	—	20,246	31,756
Silver produced (oz.)	270	—	45,395	37,443
Cash cost, after by-product credits, per gold ounce (1)	$1,038	$—	$1,124	$716
AISC, after by-product credits, per gold ounce (1)	$1,167	—	$1,167	$787
Capital additions (in thousands)	$29	$380	$195	$1,849

(1) Cash cost, after by-product credits, per ounce and AISC, after by-product credits. per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) to cash cost, after by-product credits can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi and Nevada is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures
(Unaudited)

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits and AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian, Casa Berardi and Nevada Operations units for the three- and nine-month periods ended September 30, 2021 and 2020.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. AISC, After By-product Credits, per Ounce is an important operating statistic that we utilize as a measure of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines, to compare our performance with that of other primary silver mining companies and aggregating Casa Berardi and Nevada Operations for comparison with other gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense and sustaining exploration and capital costs. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi, Nevada Operations and combined gold properties information below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi and Nevada Operations units is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties. Similarly, the silver produced at our other three units is not included as a by-product credit when calculating the gold metrics for Casa Berardi and Nevada Operations.

In thousands (except per ounce amounts)	Three Months Ended September 30, 2021
	Greens Creek	Lucky Friday(2)	San Sebastian(3)	Corporate(4)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$55,193	$23,591	$—		$78,784
Depreciation, depletion and amortization	(13,097)	(6,590)	—		(19,687)
Treatment costs	7,979	3,427	—		11,406
Change in product inventory	(122)	(68)	—		(190)
Reclamation and other costs	(786)	(281)	—		(1,067)
Cash Cost, Before By-product Credits (1)	49,167	20,079	—		69,246
Reclamation and other costs	848	264	—		1,112
Exploration	2,472	—	—	474	2,946
Sustaining capital	6,228	8,406	—	—	14,634
General and administrative				8,874	8,874
AISC, Before By-product Credits (1)	58,715	28,749	—		96,812
By-product credits:
Zinc	(25,295)	(4,611)	—		(29,906)
Gold	(14,864)	—	—		(14,864)
Lead	(7,640)	(10,188)	—		(17,828)
Total By-product credits	(47,799)	(14,799)	—		(62,598)
Cash Cost, After By-product Credits	$1,368	$5,280	$—		$6,648
AISC, After By-product Credits	$10,916	$13,950	$—		$34,214
Divided by silver ounces produced	1,837	832	—		2,669
Cash Cost, Before By-product Credits, per Ounce	$26.76	$24.14	$—		$25.93
By-product credits per ounce	(26.02)	$(17.79)	—		(23.44)
Cash Cost, After By-product Credits, per Ounce	$0.74	$6.35	$—		$2.49
AISC, Before By-product Credits, per Ounce	$31.96	$34.58	$—		$36.26
By-product credits per ounce	(26.02)	$(17.79)	—		(23.44)
AISC, After By-product Credits, per Ounce	$5.94	16.79	$—		$12.82

In thousands (except per ounce amounts)	Three Months Ended September 30, 2021
	Casa Berardi(5)	Nevada Operations(6)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$58,164	$21,384	$79,548
Depreciation, depletion and amortization	(19,968)	(6,135)	(26,103)
Treatment costs	475	1	476
Change in product inventory	(3,369)	(12,389)	(15,758)
Reclamation and other costs	(210)	—	(210)
Cash Cost, Before By-product Credits (1)	35,092	2,861	37,953
Reclamation and other costs	209	327	536
Exploration	1,541	—	1,541
Sustaining capital	7,208	29	7,237
AISC, Before By-product Credits (1)	44,050	3,217	47,267
By-product credits:
Silver	(169)	(6)	(175)
Total By-product credits	(169)	(6)	(175)
Cash Cost, After By-product Credits	$34,923	$2,855	$37,778
AISC, After By-product Credits	$43,881	$3,211	$47,092
Divided by gold ounces produced	30	3	33
Cash Cost, Before By-product Credits, per Ounce	$1,181	$1,040	$1,168
By-product credits per ounce	(6)	(2.18)	(5)
Cash Cost, After By-product Credits, per Ounce	$1,175	$1,038	$1,163
AISC, Before By-product Credits, per Ounce	$1,482	$1,484	$1,455
By-product credits per ounce	(6)	(2)	(5)
AISC, After By-product Credits, per Ounce	$1,476	$1,482	$1,450

In thousands (except per ounce amounts)	Three Months Ended September 30, 2021
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$78,784	$79,548	$158,332
Depreciation, depletion and amortization	(19,687)	(26,103)	(45,790)
Treatment costs	11,406	476	11,882
Change in product inventory	(190)	(15,758)	(15,948)
Reclamation and other costs	(1,067)	(210)	(1,277)
Cash Cost, Before By-product Credits (1)	69,246	37,953	107,199
Reclamation and other costs	1,112	536	1,648
Exploration	2,946	1,541	4,487
Sustaining capital	14,634	7,237	21,871
General and administrative	8,874	—	8,874
AISC, Before By-product Credits (1)	96,812	47,267	144,079
By-product credits:
Zinc	(29,906)	—	(29,906)
Gold	(14,864)	—	(14,864)
Lead	(17,828)	—	(17,828)
Silver		(175)	(175)
Total By-product credits	(62,598)	(175)	(62,773)
Cash Cost, After By-product Credits	$6,648	$37,778	$44,426
AISC, After By-product Credits	$34,214	$47,092	$81,306
Divided by ounces produced	2,669	33
Cash Cost, Before By-product Credits, per Ounce	$25.93	$1,168
By-product credits per ounce	(23.44)	(5)
Cash Cost, After By-product Credits, per Ounce	$2.49	$1,163
AISC, Before By-product Credits, per Ounce	$36.26	$1,455
By-product credits per ounce	(23.44)	(5)
AISC, After By-product Credits, per Ounce	$12.82	$1,450

In thousands (except per ounce amounts)	Three Months Ended September 30, 2020
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(4)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$48,105	$21,500	$5,960		$75,565
Depreciation, depletion and amortization	(11,735)	(2,956)	(781)		(15,472)
Treatment costs	22,675	4,038	81		26,794
Change in product inventory	2,899	11	826		3,736
Reclamation and other costs	(891)	—	(392)		(1,283)
Exclusion of Lucky Friday costs	—	(22,593)			(22,593)
Cash Cost, Before By-product Credits (1)	61,053	—	5,694		66,747
Reclamation and other costs	788	—	114		902
Exploration	370	—	—	429	799
Sustaining capital	8,265	—	244	38	8,547
General and administrative				10,345	10,345
AISC, Before By-product Credits (2)	70,476	—	6,052		87,340
By-product credits:
Zinc	(23,772)	—	—		(23,772)
Gold	(21,226)	—	(3,686)		(24,912)
Lead	(8,149)	—	—		(8,149)
Total By-product credits	(53,147)	—	(3,686)		(56,833)
Cash Cost, After By-product Credits	$7,906	$—	$2,008		$9,914
AISC, After By-product Credits	$17,329	$—	$2,366		$30,507
Divided by ounces produced	2,634		267		2,901
Cash Cost, Before By-product Credits, per Ounce	$23.18	$—	$21.33		$23.00
By-product credits per ounce	(20.18)	—	(13.81)		(19.59)
Cash Cost, After By-product Credits, per Ounce	$3.00	$—	$7.52		$3.41
AISC, Before By-product Credits, per Ounce	$26.76	$—	$22.68		$30.11
By-product credits per ounce	(20.18)	—	(13.81)		(19.59)
AISC, After By-product Credits, per Ounce	$6.58	$—	$8.87		$10.52

In thousands (except per ounce amounts)	Three Months Ended September 30, 2020
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$51,573	$13,877	$65,450
Depreciation, depletion and amortization	(15,223)	(7,295)	(22,518)
Treatment costs	562	—	562
Change in product inventory	543	6,920	7,463
Reclamation and other costs	(449)	(324)	(773)
Cash Cost, Before By-product Credits (1)	37,006	—	37,006
Reclamation and other costs	97	—	97
Exploration	335	—	335
Sustaining capital	11,629	—	11,629
AISC, Before By-product Credits (1)	49,067	—	49,067
By-product credits:
Silver	(93)	—	(93)
Total By-product credits	(93)	—	(93)
Cash Cost, After By-product Credits	$36,913	$—	$36,913
AISC, After By-product Credits	$48,974	$—	$48,974
Divided by ounces produced	26	—	26
Cash Cost, Before By-product Credits, per Ounce	$1,402	$—	$1,402
By-product credits per ounce	(4)	—	(4)
Cash Cost, After By-product Credits, per Ounce	$1,398	$—	$1,398
AISC, Before By-product Credits, per Ounce	$1,859	$—	$1,859
By-product credits per ounce	(4)	—	(4)
AISC, After By-product Credits, per Ounce	$1,855	$—	$1,855

In thousands (except per ounce amounts)	Three Months Ended September 30, 2020
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$75,565	$65,450	$141,015
Depreciation, depletion and amortization	(15,472)	(22,518)	(37,990)
Treatment costs	26,794	562	27,356
Change in product inventory	3,736	7,463	11,199
Reclamation and other costs	(1,283)	(773)	(2,056)
Exclusion of Lucky Friday cash costs	(22,593)		(22,593)
Cash Cost, Before By-product Credits (1)	66,747	37,006	116,931
Reclamation and other costs	902	97	999
Sustaining exploration	799	335	1,134
Sustaining capital	8,547	11,629	20,176
General and administrative	10,345	—	10,345
AISC, Before By-product Credits (1)	87,340	49,067	149,585
By-product credits:
Zinc	(23,772)	—	(23,772)
Gold	(24,912)	—	(24,912)
Lead	(8,149)	—	(8,149)
Silver		(93)	(93)
Total By-product credits	(56,833)	(93)	(56,926)
Cash Cost, After By-product Credits	$9,914	$36,913	$60,005
AISC, After By-product Credits	$30,507	$48,974	$92,659
Divided by ounces produced	2,901	26
Cash Cost, Before By-product Credits, per Ounce	$23.00	$1,402
By-product credits per ounce	(19.59)	(4)
Cash Cost, After By-product Credits, per Ounce	$3.41	$1,398
AISC, Before By-product Credits, per Ounce	$30.11	$1,859
By-product credits per ounce	(19.59)	(4)
AISC, After By-product Credits, per Ounce	$10.52	$1,855

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2021
	Greens Creek	Lucky Friday(2)	San Sebastian(3)	Corporate(4)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$163,861	$74,287	$95		$238,243
Depreciation, depletion and amortization	(42,410)	(20,328)	—		(62,738)
Treatment costs	27,444	13,087	—		40,531
Change in product inventory	(156)	(1,757)	—		(1,913)
Reclamation and other costs	(1,777)	(840)	(95)		(2,712)
Cash Cost, Before By-product Credits (1)	146,962	64,449	—		211,411
Reclamation and other costs	2,543	792	—		3,335
Sustaining exploration	3,895	—	—	1,359	5,254
Sustaining capital	17,459	19,104	—	—	36,563
General and administrative				27,985	27,985
AISC, Before By-product Credits (1)	170,859	84,345	—		284,548
By-product credits:
Zinc	(74,571)	(14,457)	—		(89,028)
Gold	(56,299)	—	—		(56,299)
Lead	(23,265)	(30,762)	—		(54,027)
Total By-product credits	(154,135)	(45,219)	—		(199,354)
Cash Cost, After By-product Credits	$(7,173)	$19,230	$—		$12,057
AISC, After By-product Credits	$16,724	$39,126	$—		$85,194
Divided by silver ounces produced	6,981	2,609	—		9,590
Cash Cost, Before By-product Credits, per Silver Ounce	$21.05	$24.70	$—		$22.05
By-product credits per ounce	(22.08)	(17.33)	—		(20.79)
Cash Cost, After By-product Credits, per Silver Ounce	$(1.03)	$7.37	$—		$1.26
AISC, Before By-product Credits, per Silver Ounce	$24.48	$32.33	$—		$29.67
By-product credits per ounce	(22.08)	(17.33)	—		(20.79)
AISC, After By-product Credits, per Silver Ounce	$2.40	$15.00	$—		$8.88

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2021
	Casa Berardi(5)	Nevada Operations(6)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$172,760	$46,832	$219,592
Depreciation, depletion and amortization	(61,159)	(15,021)	(76,180)
Treatment costs	1,723	1,731	3,454
Change in product inventory	(2,401)	(9,951)	(12,352)
Reclamation and other costs	(632)	299	(333)
Cash Cost, Before By-product Credits (1)	110,291	23,890	134,181
Reclamation and other costs	632	681	1,313
Sustaining exploration	3,551	—	3,551
Sustaining capital	21,030	195	21,225
AISC, Before By-product Credits (1)	135,504	24,766	160,270
By-product credits:
Silver	(656)	(1,131)	(1,787)
Total By-product credits	(656)	(1,131)	(1,787)
Cash Cost, After By-product Credits	$109,635	$22,759	$132,394
AISC, After By-product Credits	$134,848	$23,635	$158,483
Divided by gold ounces produced	97	20	117
Cash Cost, Before By-product Credits, per Gold Ounce	$1,134	$1,180	$1,142
By-product credits per ounce	(7)	(56)	(15)
Cash Cost, After By-product Credits, per Gold Ounce	$1,127	$1,124	$1,127
AISC, Before By-product Credits, per Gold Ounce	$1,394	$1,223	$1,364
By-product credits per ounce	(7)	(56)	(15)
AISC, After By-product Credits, per Gold Ounce	$1,387	$1,167	$1,349

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2021
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$238,243	$219,592	$457,835
Depreciation, depletion and amortization	(62,738)	(76,180)	(138,918)
Treatment costs	40,531	3,454	43,985
Change in product inventory	(1,913)	(12,352)	(14,265)
Reclamation and other costs	(2,712)	(333)	(3,045)
Cash Cost, Before By-product Credits (1)	211,411	134,181	345,592
Reclamation and other costs	3,335	1,313	4,648
Sustaining exploration	5,254	3,551	8,805
Sustaining capital	36,563	21,225	57,788
General and administrative	27,985	—	27,985
AISC, Before By-product Credits (1)	284,548	160,270	444,818
By-product credits:
Zinc	(89,028)	—	(89,028)
Gold	(56,299)	—	(56,299)
Lead	(54,027)	—	(54,027)
Silver		(1,787)	(1,787)
Total By-product credits	(199,354)	(1,787)	(201,141)
Cash Cost, After By-product Credits	$12,057	$132,394	$144,451
AISC, After By-product Credits	$85,194	$158,483	$243,677
Divided by ounces produced	9,590	117
Cash Cost, Before By-product Credits, per Ounce	$22.05	$1,142
By-product credits per ounce	(20.79)	(15)
Cash Cost, After By-product Credits, per Ounce	$1.26	$1,127
AISC, Before By-product Credits, per Ounce	$29.67	$1,364
By-product credits per ounce	(20.79)	(15)
AISC, After By-product Credits, per Ounce	$8.88	$1,349

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2020
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(4)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$153,496	$35,787	$18,271		$207,854
Depreciation, depletion and amortization	(37,152)	(5,152)	(3,149)		(45,453)
Treatment costs	58,517	7,502	232		66,251
Change in product inventory	1,749	807	681		3,237
Reclamation and other costs	(478)	—	(1,050)		(1,528)
Exclusion of Lucky Friday cash costs	—	(38,944)			(38,944)
Cash Cost, Before By-product Credits (1)	176,132	—	14,985		191,417
Reclamation and other costs	2,365	—	342		2,707
Sustaining exploration	374	—	—	1,362	1,736
Sustaining capital	18,276	—	299	38	18,613
General and administrative				26,263	26,263
AISC, Before By-product Credits (1)	197,147	—	15,626		240,736
By-product credits:
Zinc	(59,711)	—	—		(59,711)
Gold	(57,850)	—	(10,402)		(68,252)
Lead	(22,208)	—	—		(22,208)
Total By-product credits	(139,769)	—	(10,402)		(150,171)
Cash Cost, After By-product Credits	$36,363	$—	$4,583		$41,246
AISC, After By-product Credits	$57,378	$—	$5,224		$90,565
Divided by ounces produced	8,164	—	772		8,936
Cash Cost, Before By-product Credits, per Ounce	$21.57	$—	$19.41		$21.39
By-product credits per ounce	(17.12)	—	(13.47)		(16.81)
Cash Cost, After By-product Credits, per Ounce	$4.45	$—	$5.94		$4.58
AISC, Before By-product Credits, per Ounce	$24.15	$—	$20.23		$26.90
By-product credits per ounce	(17.12)	—	(13.47)		(16.81)
AISC, After By-product Credits, per Ounce	$7.03	$—	$6.76		$10.09

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2020
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$140,893	$44,348	$185,241
Depreciation, depletion and amortization	(44,314)	(22,725)	(67,039)
Treatment costs	1,693	45	1,738
Change in product inventory	1,751	15,869	17,620
Reclamation and other costs	(637)	(978)	(1,615)
Cash Cost, Before By-product Credits (1)	99,386	23,381	122,767
Reclamation and other costs	287	654	941
Sustaining exploration	1,493	—	1,493
Sustaining capital	24,413	1,600	26,013
AISC, Before By-product Credits (1)	125,579	25,635	151,214
By-product credits:
Silver	(285)	(635)	(920)
Total By-product credits	(285)	(635)	(920)
Cash Cost, After By-product Credits	$99,101	$22,746	$121,847
AISC, After By-product Credits	$125,294	$25,000	$150,294
Divided by ounces produced	84	32	116
Cash Cost, Before By-product Credits, per Ounce	$1,184	$736	$1,061
By-product credits per ounce	(3)	(20)	(8)
Cash Cost, After By-product Credits, per Ounce	$1,181	$716	$1,053
AISC, Before By-product Credits, per Ounce	$1,496	$807	$1,307
By-product credits per ounce	(3)	(20)	(8)
AISC, After By-product Credits, per Ounce	$1,493	$787	$1,299

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2020
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$207,854	$185,241	$393,095
Depreciation, depletion and amortization	(45,453)	(67,039)	(112,492)
Treatment costs	66,251	1,738	67,989
Change in product inventory	3,237	17,620	20,857
Reclamation and other costs	(1,528)	(1,615)	(3,143)
Exclusion of Lucky Friday cash costs	(38,944)	—	(38,944)
Cash Cost, Before By-product Credits (1)	191,417	122,767	327,362
Reclamation and other costs	2,707	941	3,648
Sustaining exploration	1,736	1,493	3,229
Sustaining capital	18,613	26,013	44,626
General and administrative	26,263	—	26,263
AISC, Before By-product Credits (1)	240,736	151,214	405,128
By-product credits:
Zinc	(59,711)	—	(59,711)
Gold	(68,252)	—	(68,252)
Lead	(22,208)	—	(22,208)
Silver		(920)	(920)
Total By-product credits	(150,171)	(920)	(151,091)
Cash Cost, After By-product Credits	$41,246	$121,847	$176,271
AISC, After By-product Credits	$90,565	$150,294	$254,037
Divided by ounces produced	8,936	116
Cash Cost, Before By-product Credits, per Ounce	$21.39	$1,061
By-product credits per ounce	(16.81)	(8)
Cash Cost, After By-product Credits, per Ounce	$4.58	$1,053
AISC, Before By-product Credits, per Ounce	$26.90	$1,307
By-product credits per ounce	(16.81)	(8)
AISC, After By-product Credits, per Ounce	$10.09	$1,299

In thousands (except per ounce amounts)	Previous Estimate for Twelve Months Ended December 31, 2021
	Casa Berardi	Nevada Operations	Total Gold
Total cost of sales	$212,000	$41,000	$253,000
Depreciation, depletion and amortization	(87,500)	(5,600)	(93,100)
Treatment costs	400	4,600	5,000
Change in product inventory	(9,000)	(11,600)	(20,600)
Reclamation and other costs	300	500	800
Cash Cost, Before By-product Credits (1)	116,200	28,900	145,100
Reclamation and other costs	500	100	600
Exploration	3,800	—	3,800
Sustaining capital	31,500	2,000	33,500
AISC, Before By-product Credits (1)	152,000	31,000	183,000
By-product credits:
Silver	(600)	(550)	(1,150)
Total By-product credits	(600)	(550)	(1,150)
Cash Cost, After By-product Credits	$115,600	$28,350	$143,950
AISC, After By-product Credits	$151,400	$30,450	$181,850
Divided by gold ounces produced	127	21	148
Cash Cost, Before By-product Credits, per Gold Ounce	$919	$1,376	$984
By-product credits per gold ounce	(5)	(26)	(8)
Cash Cost, After By-product Credits, per Gold Ounce	$914	$1,350	$976
AISC, Before By-product Credits, per Gold Ounce	$1,201	$1,476	$1,241
By-product credits per gold ounce	(5)	(26)	(8)
AISC, After By-product Credits, per Gold Ounce	$1,196	$1,450	$1,233

In thousands (except per ounce amounts)	Previous Estimate for Twelve Months Ended December 31, 2021
	Total Silver	Total Gold	Total
Total cost of sales	$303,400	$253,000	$556,400
Depreciation, depletion and amortization	(81,000)	(93,100)	(174,100)
Treatment costs	55,100	5,000	60,100
Change in product inventory	4,000	(20,600)	(16,600)
Reclamation and other costs	5,500	800	6,300
Cash Cost, Before By-product Credits (1)	287,000	145,100	432,100
Reclamation and other costs	5,000	600	5,600
Exploration	4,000	3,800	7,800
Sustaining capital	58,000	33,500	91,500
General and administrative	34,500	—	34,500
AISC, Before By-product Credits (1)	388,500	183,000	571,500
By-product credits:
Zinc	(100,500)	—	(100,500)
Gold	(70,000)	—	(70,000)
Lead	(66,900)	—	(66,900)
Silver		(1,150)	(1,150)
Total By-product credits	(237,400)	(1,150)	(238,550)
Cash Cost, After By-product Credits	$49,600	$143,950	$193,550
AISC, After By-product Credits	$151,100	$181,850	$332,950
Divided by ounces produced	13,450	148
Cash Cost, Before By-product Credits, per Ounce	$21.34	$984
By-product credits per ounce	(17.65)	(8)
Cash Cost, After By-product Credits, per Ounce	$3.69	$976
AISC, Before By-product Credits, per Ounce	$28.88	$1,241
By-product credits per ounce	(17.65)	(8)
AISC, After By-product Credits, per Ounce	$11.23	$1,233

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2021 (Unchanged from Previous Estimate)
	Greens Creek	Lucky Friday	San Sebastian	Corporate(4)	Total Silver
Total cost of sales	$222,000	$102,500	$—		$324,500
Depreciation, depletion and amortization	(59,200)	(27,400)	—		(86,600)
Treatment costs	37,500	14,500	—		52,000
Change in product inventory	(3,700)	(1,250)	—		(4,950)
Reclamation and other costs	1,500	1,500	—		3,000
Cash Cost, Before By-product Credits (1)	198,100	89,850	—		287,950
Reclamation and other costs	3,400	1,000	—		4,400
Exploration	4,300	—	—	1,732	6,032
Sustaining capital	35,000	26,500	—		61,500
General and administrative	—	—	—	38,700	38,700
AISC, Before By-product Credits (1)	240,800	117,350	—		398,582
By-product credits:
Zinc	(98,000)	(17,000)	—		(115,000)
Gold	(75,100)	—	—		(75,100)
Lead	(31,000)	(43,000)	—		(74,000)
Total By-product credits	(204,100)	(60,000)	—		(264,100)
Cash Cost, After By-product Credits	$(6,000)	$29,850	$—		$23,850
AISC, After By-product Credits	$36,700	$57,350	$—		$134,482
Divided by silver ounces produced	9,850	3,600	—		13,450
Cash Cost, Before By-product Credits, per Silver Ounce	$20.11	$24.96	$—		$21.41
By-product credits per silver ounce	(20.72)	(16.67)	—		(19.64)
Cash Cost, After By-product Credits, per Silver Ounce	$(0.61)	$8.29	$—		$1.77
AISC, Before By-product Credits, per Silver Ounce	$24.45	$32.60	$—		$29.63
By-product credits per silver ounce	(20.72)	(16.67)	—		(19.64)
AISC, After By-product Credits, per Silver Ounce	$3.73	$15.93	$—		$10.00

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2021
	Casa Berardi	Nevada Operations	Total Gold
Total cost of sales	$230,400	$42,600	$273,000
Depreciation, depletion and amortization	(81,500)	(14,500)	(96,000)
Treatment costs	500	5,000	1,700
Change in product inventory	(8,200)	(4,650)	(14,750)
Reclamation and other costs	550	675	1,174
Cash Cost, Before By-product Credits (1)	141,700	29,125	165,125
Reclamation and other costs	700	300	1,275
Exploration	4,400	—	4,400
Sustaining capital	31,300	125	31,485
AISC, Before By-product Credits (1)	178,100	29,550	202,285
By-product credits:
Silver	(840)	(1,125)	(2,040)
Total By-product credits	(840)	(1,125)	(2,040)
Cash Cost, After By-product Credits	$140,860	$28,000	$163,085
AISC, After By-product Credits	$177,260	$28,425	$200,245
Divided by gold ounces produced	133	21	153
Cash Cost, Before By-product Credits, per Gold Ounce	$1,069	$1,421	$1,076
By-product credits per gold ounce	(6)	(55)	(13)
Cash Cost, After By-product Credits, per Gold Ounce	$1,063	$1,366	$1,066
AISC, Before By-product Credits, per Gold Ounce	$1,344	$1,441	$1,322
By-product credits per gold ounce	(7)	(55)	(13)
AISC, After By-product Credits, per Gold Ounce	$1,338	$1,386	$1,309

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2021
	Total Silver	Total Gold	Total
Total cost of sales	$324,500	$273,000	$597,500
Depreciation, depletion and amortization	(86,600)	(96,000)	(182,600)
Treatment costs	52,000	1,700	53,700
Change in product inventory	(4,950)	(14,750)	(19,700)
Reclamation and other costs	3,000	1,175	4,175
Cash Cost, Before By-product Credits (1)	287,950	165,125	453,075
Reclamation and other costs	4,400	1,275	5,675
Exploration	6,032	4,400	10,432
Sustaining capital	61,500	31,485	92,985
General and administrative	38,700	—	38,700
AISC, Before By-product Credits (1)	398,582	202,285	600,867
By-product credits:
Zinc	(115,000)	—	(115,000)
Gold	(75,100)	—	(75,100)
Lead	(74,000)	—	(74,000)
Silver		(2,040)	(2,040)
Total By-product credits	(264,100)	(2,040)	(266,140)
Cash Cost, After By-product Credits	$23,850	$163,085	$186,935
AISC, After By-product Credits	$134,482	$202,285	$334,727
Divided by ounces produced	13,450	153
Cash Cost, Before By-product Credits, per Ounce	$21.41	$1,076
By-product credits per ounce	(19.64)	(13)
Cash Cost, After By-product Credits, per Ounce	$1.77	$1,066
AISC, Before By-product Credits, per Ounce	$29.63	$1,322
By-product credits per ounce	(19.64)	(13)
AISC, After By-product Credits, per Ounce	$10.00	$1,309

(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(2)

The unionized employees at Lucky Friday were on strike from March 2017 until January 2020, and production at Lucky Friday was limited from the start of the strike until the ramp-up was substantially completed in the fourth quarter of 2020. Costs related to ramp-up activities totaling $5.4 million, along with $6.3 million in non-cash depreciation expense, in the first nine months of 2020 have been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(3)

Mining at San Sebastian was completed in the third quarter of 2020, and milling was completed in the fourth quarter of 2020. Suspension-related costs at San Sebastian totaling $2.0 million for the first nine months of 2021 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(4)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

(5)

In late March 2020, the Government of Quebec ordered the mining industry to reduce to minimum operations as part of the fight against the COVID-19 virus, causing us to suspend our Casa Berardi operations from approximately March 24 until April 15, when limited mining operations resumed, resulting in reduced mill throughput. Suspension-related costs totaling $1.6 million for the first nine months of 2020 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(6)

Production was suspended at the Hollister and Midas mines and Aurora mill in the latter part of 2019. Suspension-related costs at Nevada Operations totaling $15.0 million and $9.6 million for the first nine months of 2021 and 2020, respectively, are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended		Nine Months Ended
	Sept 30, 2021	Sept 30, 2020	Sept 30, 2021	Sept 30, 2020
Cash provided by operating activities	$42,742	$73,439	$166,982	$115,892
Less: Additions to properties, plants equipment and mineral interests	(26,899)	(23,693)	(80,210)	(54,382)

Free cash flow	$15,843	$49,746	$86,772	$61,510

Category: Earnings

Contacts

Russell Lawlar
Senior Vice President - CFO and Treasurer

Jeanne DuPont
Senior Communications Coordinator

800-HECLA91 (800-432-5291)
Investor Relations
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com